Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504
FIDELITY SOUTHERN CORPORATION TO PARTICIPATE IN THE U. S.
TREASURY’S CAPITAL PURCHASE PROGRAM
     Atlanta, GA (November 24, 2008) – Fidelity Southern Corporation (NASDAQ: LION), parent of Fidelity Bank, announced today that the U. S. Treasury Department has given preliminary approval of its $48.2 million investment in the company and of Fidelity’s participation in the Capital Purchase Program.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.